Exhibit 99.1

Contact:	Jim Ankner (News Media)
(O): (212) 770-3277
(C): (917) 882-7677

Liz Werner (Investment Community)
(O): (212) 770-7074

AIG ANNOUNCES PRICING OF SALE OF ORDINARY SHARES

OF AIA GROUP LIMITED

NEW YORK, September 6, 2012 – American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale of approximately 591.9 million ordinary shares of AIA Group Limited (AIA) by means of a placing to certain institutional investors. Immediately following the sale, AIA Aurora LLC, a wholly-owned subsidiary of AIG, expects to transfer all of its remaining interest in AIA to its parent, AIG.

Upon the closing of the placing, which is scheduled for September 11, 2012, and is subject to customary closing conditions, AIG will receive gross proceeds of approximately US$2 billion, based upon a purchase price of HK$26.50 (approximately US$3.42) per share. AIG expects to use the net proceeds from the placing of AIA ordinary shares for general corporate purposes, which may include share repurchases or other capital management. Under the terms of an agreement with the managers of the placing, AIG is restricted from selling any of its remaining ordinary shares of AIA until December 10, 2012, subject to certain exceptions, including receiving prior consent of certain lead managers of the placing.

The ordinary shares have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any other applicable law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable law.

Additionally, AIG’s Board of Directors has authorized the repurchase of shares of AIG’s Common Stock, par value US$2.50 per share, in an aggregate amount of up to US$5 billion. This authorization replaces all prior Common Stock repurchase authorizations and is limited to repurchases from the United States Department of the Treasury. There can be no assurance that the United States Department of the Treasury will effect such an offering of Common Stock, or the amount of Common Stock, if any, that AIG may repurchase in connection therewith.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the ordinary shares, nor shall there be any sale of the ordinary shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is not for distribution or release in or into the Hong Kong Special Administrative Region of the People’s Republic of China.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete the placing of the AIA ordinary shares. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.